Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Second Quarter 2006 Financial Results and Files Second Quarter 2006

Form 10-Q

ORLANDO, FLA. – August 9, 2006 – Rotech Healthcare Inc. (NASDAQ: ROHI) (the “Company”) today reported net revenues for the quarter ended June 30, 2006 were $111.8 million versus net revenues of $133.0 million for the quarter ended June 30, 2005. The Company reported a net loss of $430.7 million for the quarter ended June 30, 2006 as compared to net earnings of $1.1 million for the quarter ended June 30, 2005. Fully diluted net loss per share was $16.95 for the quarter ended June 30, 2006 compared to fully diluted net earnings per share of $.04 for the quarter ended June 30, 2005.

For the six months ended June 30, 2006, net revenues were $244.3 million versus $256.3 million for the six months ended June 30, 2005. The Company reported a net loss of $433.7 million for the six months ended June 30, 2006 as compared to a net loss of $1.9 million for the comparable period last year. Fully diluted loss per share was $17.07 for the six months ended June 30, 2006 as compared to a fully diluted loss per share of $0.08 for the six months ended June 30, 2005.

The Company recorded a non-cash impairment charge of $449 million for the three months and six months ended June 30, 2006, due to the Company’s decline in market capitalization. The impairment charge was recorded as an operating expense and reduced the Company’s goodwill. While the $449 million impairment charge will not represent any current or future cash expenditures, it did affect compliance with certain financial covenants under the Company’s credit agreement as discussed below.

Net revenues for the three months and six months ended June 30, 2006, were negatively impacted by a $17.5 million increase in provision for accounts receivable contractual allowances reflecting a slow down in collection of accounts receivable. In addition, Medicare reimbursement reductions for respiratory medications (specifically nebulizer medication dispensing fees and certain nebulizer medications such as budesonide) and other non-oxygen home medical equipment items reduced net revenue by $13.9 million and $28.5 million for the three months and six months ended June 30, 2006, respectively.

The Company has been engaged in discussions regarding potential strategic transactions. In connection with these discussions, the Company entered into confidentiality agreements with several of its major shareholders representing, in the aggregate, holders of approximately 76% of the Company’s outstanding shares as of June 30, 2006. Pursuant to the terms of these agreements, the Company disclosed material non-public information to such shareholders. Accordingly, we believe these shareholders have been prohibited from open market trading in the Company’s securities during the period of these discussions. As of the date of this press release, discussions related to one such strategic transaction have terminated and the Company recorded a $3.2 million charge in the second quarter of 2006 related to expenses incurred in connection with such discussions.

Respiratory therapy equipment and services revenues represented 88.2% and 87.2% of our net revenues for the three months ended June 30, 2005 and June 30, 2006, respectively, and 88.2% and 87.5% of net revenues for the six months ended June 30, 2005 and June 30, 2006, respectively. Durable medical equipment revenues represented 10.8% and 11.9% of net revenues for the three months ended June 30, 2005 and June 30, 2006, respectively, and 10.8% and 11.6% of net revenues for the six months ended June 30, 2005 and June 30, 2006, respectively.

EBITDA was $1.5 million for the quarter ended June 30, 2006 as compared to $26.4 million for the quarter ended June 30, 2005. The decrease resulted primarily from the provision for accounts receivable contractual allowances and Medicare reimbursement reductions described above. The Company views earnings before interest, income taxes, depreciation and amortization, and goodwill impairment (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements. EBITDA is not determined in accordance with generally accepted accounting principles and thus is susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

Set forth below is a reconciliation of net earnings (loss) to EBITDA:

Comparable Reconciliation of Net Earnings (Loss) to EBITDA

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Net earnings (loss)	$1,077	$(430,748)	$(1,877)	$(433,656)
Income tax expense (benefit)	750	(40,596)	(1,302)	(42,290)
Interest expense, net	7,946	8,762	15,788	17,144
Depreciation and amortization	16,648	15,044	33,688	31,421
Goodwill impairment	—	449,000	—	449,000

EBITDA	$26,421	$1,462	$46,297	$21,619

Philip L. Carter, President and Chief Executive Officer, commented, “While the $449.0 million and $17.5 million charges impacted the second quarter financial statements, there was no cash outlay as a result of these charges in the quarter.” Mr. Carter added, “In looking towards the third quarter, it would not be unreasonable to add back the three charges identified to better reflect the underlying revenue and EBITDA run rate. More importantly, aside from these three significant, unusual items, our operating results are essentially unchanged sequentially and year over year as our employees continue to effectively meet the needs of our patients. We are also pleased to report organic growth in our patient and product counts for the sixth consecutive quarter.”

As a result of the non-cash impairment charge and increased provision for accounts receivable contractual allowances discussed above, as of June 30, 2006, the Company was not in compliance with certain financial condition covenants set forth in its credit agreement. These financial covenants are based upon “Consolidated EBITDA” (as defined in the credit agreement) which was negatively impacted by such charges (due to a $10.0 million limitation on the add back of such non-cash charges to EBITDA). As of June 30, 2006, the Company had $39.0 million outstanding under its revolving credit facility and $42.0 million outstanding under its term loan. On July 10, 2006, the Company drew an additional $10 million on the revolving credit facility, leaving $13.3 million available. The Company also has $28 million in cash as of July 31, 2006. The Company is currently working with its lenders to refinance these amounts. On August 9, 2006, the Company entered into the fifth amendment and limited waiver to its credit agreement, pursuant to which, among other things, the Company’s noncompliance with its financial covenants was waived until September 15, 2006. The Company was granted the abovementioned waiver in order to allow it to complete the refinancing of outstanding amounts under its revolving credit facility and term loan. There can be no assurance that the Company will be able to complete such refinancing. If the Company is not able to complete a refinancing prior to the end of the waiver period, it will be in default under the credit agreement, and the lenders will be able to accelerate the Company’s obligations, requiring immediate repayment of the amounts borrowed. The Company’s cash flow from operations would not be adequate to meet its debt service requirements if the indebtedness is accelerated.

The Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 with the Securities and Exchange Commission today.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 490 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; ability to complete a refinancing of the outstanding amounts under the Company’s credit agreement on acceptable terms; compliance with various settlement agreements and corporate compliance programs established by the Company; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

ROTECH HEALTHCARE INC.

Financial Summary

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$133,043	$111,846	$256,296	$244,319
Costs and expenses:
Total cost of net revenues	41,743	40,359	80,897	83,910
Provision for doubtful accounts	4,334	3,347	9,052	7,436
Selling, general and administrative	73,077	77,833	145,191	153,866
Depreciation and amortization	4,500	4,096	8,989	9,091
Goodwill impairment	—	449,000	—	449,000

Operating income (loss)	9,389	(462,789)	12,167	(458,984)
Interest expense, net	7,946	8,762	15,788	17,144
Other income, net	(384)	(207)	(442)	(182)

Earnings (loss) before income taxes	1,827	(471,344)	(3,179)	(475,946)
Federal and state income tax expense (benefit)	750	(40,596)	(1,302)	(42,290)

Net earnings (loss)	1,077	(430,748)	(1,877)	(433,656)
Accrued dividends on redeemable preferred stock	113	113	225	225

Net earnings (loss) available for common stockholders	$964	$(430,861)	$(2,102)	$(433,881)

Net earnings (loss) per common share—basic	$0.04	$(16.95)	$(0.08)	$(17.07)

Net earnings (loss) per common share–diluted	$0.04	$(16.95)	$(0.08)	$(17.07)

Weighted average shares outstanding—basic	25,376,995	25,417,270	25,359,320	25,417,270

Weighted average shares outstanding—diluted	25,947,916	25,417,720	25,359,320	25,417,720

ROTECH HEALTHCARE INC.

Selected Balance Sheet Data

(In thousands)

	Dec. 31, 2005	June 30, 2006
	(unaudited)	(unaudited)
Cash and cash equivalents	$14,222	$14,976
Accounts receivable, net	75,475	76,218
Total current assets	104,433	105,754
Reorganization value in excess of fair value of identifiable assets - goodwill	692,154	243,154
Total assets	1,018,684	573,221
Total current liabilities	79,323	140,977
Long-term debt	328,880	287,038
Total stockholders’ equity	569,515	136,240

ROTECH HEALTHCARE INC.

Selected Cash Flow Data

(In Thousands)

	Three months ended June 30, 2005	Three months ended June 30, 2006	Six months ended June 30, 2005	Six months ended June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Purchases of property and equipment	(24,202)	(14,035)	(39,465)	(33,598)